Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor and Media Contact: Whitney Finch
January 17, 2013	Vice President of Investor Relations
813.421.7694
wfinch@walterinvestment.com

WALTER INVESTMENT MANAGEMENT CORP. TO

TRANSFER ITS COMMON SHARES TO THE NEW YORK STOCK EXCHANGE

(Tampa, Fla.) – Walter Investment Management Corp. (NYSE MKT: WAC) (“Walter Investment” or the “Company”) today announced that it will transfer the listing of its common stock to the New York Stock Exchange (“NYSE”) from the NYSE MKT. The Company expects its shares to begin trading on the New York Stock Exchange on January 23, 2013, under its current ticker symbol “WAC.” The Company will continue to trade on the NYSE MKT until the transfer is complete.

Mark J. O’Brien, Chairman and CEO of Walter Investment said, “We are thrilled to announce the transfer of our listing to the NYSE. The NYSE is home to many of the world’s most well-established companies, and we are pleased to be taking our place among them. We remain committed to increasing long-term value for our shareholders and believe that the NYSE is the right partner in those efforts.”

About Walter Investment Management Corp.

Walter Investment Management Corp. is an asset manager, mortgage servicer and originator focused on finding solutions for consumers and credit owners. Based in Tampa, Fla., the Company has over 2,900 employees and services a diverse loan portfolio. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com.